Exhibit 21.1

Subsidiaries of NewPage Corporation

Chillicothe Paper Inc.

Escanaba Paper Company

Luke Paper Company

Rumford Falls Power Company

Rumford Cogeneration Inc.

Rumford Paper Company

Wickliffe Paper Company

NewPage Energy Services LLC

Upland Resources Inc.